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THE PNC FINANCIAL SERVICES GROUP, INC.                              EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES



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
                                                                                          Year ended December 31
                                            Nine months ended        ------------------------------------------------------------
Dollars in millions                        September 30, 2000          1999          1998          1997          1996        1995
-------------------------------------------------------------        ------        ------        ------        ------      ------
EARNINGS
Income from continuing operations before taxes         $1,372        $1,788        $1,651        $1,595        $1,488        $621
Fixed charges excluding interest on deposits              799           980         1,159         1,089         1,052       1,446
                                                       ------        ------        ------        ------        ------      ------
    Subtotal                                            2,171         2,768         2,810         2,684         2,540       2,067
Interest on deposits                                    1,200         1,369         1,471         1,457         1,428       1,552
                                                       ------        ------        ------        ------        ------      ------
    Total                                              $3,371        $4,137        $4,281        $4,141        $3,968      $3,619
                                                       ======        ======        ======        ======        ======      ======

FIXED CHARGES
Interest on borrowed funds                               $711          $870        $1,065        $1,019        $1,023      $1,418
Interest component of rentals                              37            44            33            26            27          27
Amortization of notes and debentures                        1             1             1             1             1           1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                         50            65            60            43             1
                                                       ------        ------        ------        ------        ------      ------
Subtotal                                                  799           980         1,159         1,089         1,052       1,446
Interest on deposits                                    1,200         1,369         1,471         1,457         1,428       1,552
                                                       ------        ------        ------        ------        ------      ------
Total                                                  $1,999        $2,349        $2,630        $2,546        $2,480      $2,998
                                                       ======        ======        ======        ======        ======      ======

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                           2.72 x        2.82 x        2.42 x        2.46 x        2.41 x      1.43 x
Including interest on deposits                           1.69          1.76          1.63          1.63          1.60        1.21
==================================================================================================================================
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